EXHIBIT 10.9

                      CONTRACTOR, CONFIDENTIAL INFORMATION
                         AND NON-SOLICITATION AGREEMENT

     This Contractor, Confidential Information and Non-Solicitation Agreement (the "Agreement") is made and entered into as of this ___ day of February, 2002 (the "Effective Date"), by and between Brilliant Digital Entertainment, Inc., a Delaware corporation ("BDE" or the "Company"), located at 6355 Topanga Canyon Boulevard, Woodland Hills, CA 91367 and Abe Sher, an individual ("Contractor"), located at 1831 Colorado Avenue, Santa Monica, California 90404.

                                    RECITALS

     A. The Company is engaged in the business of, among other things, developing, producing, marketing and distributing: (1) 3D authoring tools (software); (2) digital animated entertainment; (3) interactive, 3D animated with audio, rich media banner advertisements for the internet ("Brilliant Banners); (4) ad serving software necessary for Brilliant Banners to be displayed on web pages; and (5) enterprise solutions for distributed network services, processing and storage through its majority ownership in the newly-formed entity sometimes referred to as the "alternate network", which is a private, peer-to-peer network ("Altnet").

     B. Contractor is engaged by the Company to perform the duties described in Exhibit C and, in connection with his engagement, has been and/or will be exposed to Confidential Information (as defined below) and may participate in the development and/or sales and marketing activities of the Company referred to in Recital "A" above, in addition to many other confidential aspects of the Company's business. It is understood that for the period of Contractor's engagement hereunder, Contractor's services may be non-exclusive to Company. However, Contractor agrees that, for the term hereof, Contractor shall not perform any services for any person or firm that is in a business that is directly and materially competitive with the Company or with any subsidiary of the Company.

     C. Contractor has received and will, in the course of Contractor's engagement with the Company, continue to receive training with respect to and acquire personal knowledge of the Company's products, plans and business relationships with customers and potential customers.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing facts and the covenants hereinafter set forth, and in consideration of the Contractor's engagement, the Company and Contractor agree as follows:

          1.   DEFINITIONS.


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               For the purposes of this Agreement,  the following terms have the following definitions:

               (a)  "Confidential  Information"  means  all  information  of any kind, type or nature (written, stored on magnetic or other media or oral) which at any time during the engagement of Contractor by the Company is or has been compiled, prepared, devised, developed, designed, discovered or otherwise learned of by Contractor to the extent that such information relates to the Company or any of its affiliated entities including, without limitation, all of the Company's price lists, pricing information, customer lists, customer information, financial information, trade secrets, formulas, patterns, compilations, devices, methods, techniques, processes, confidential trade knowledge and computer programs and information; provided, however, that any such information which is generally known to the public or which may be obtained by a reasonably diligent businessman without material cost or effort from trade publications or other readily available and public sources of information shall not be deemed to be Confidential Information, unless such information was first published in breach or violation of this Agreement or any similar confidentiality agreement by Contractor. Contractor shall only have a duty to protect Confidential Information under the terms of this Agreement (a) if it is marked or accompanied by documents clearly and conspicuously designating them as "confidential" or the equivalent; or (b) if it is identified by the Company as confidential before, during or promptly after the presentation or communication or (c) if the circumstances under which it is provided would lead a reasonable person to concluded such information to be confidential.

               (b) "Person" means any individual, corporation, partnership, limited liability company, trust, government or regulatory authority, or other entity.

               (c)  "Brilliant   Banner   Campaign"   means   the   serving   of
advertisements on the web, utilizing Brilliant Banner ads.

               (d) "ASO"s means advertising sales organizations, and includes third party web site advertising sales forces.

          2.   TERM  OF  THE   ENGAGEMENT;   AT  WILL   NATURE  OF   ENGAGEMENT;
COMPENSATION.

               (a) TERM. The initial term of this Agreement shall be for a period of twelve (12) months, commencing on the Effective Date (the "Initial Term"). Nothing in this Agreement shall be construed as obligating the Company to continue to engage Contractor beyond such Initial Term, however Contractor's duties pursuant to this Agreement may be extended by mutual agreement between the Company and Contractor.

               (b) ISSUANCE OF OPTIONS. The Company recognizes the value of Contractor's past business experiences and the potential value of his services to be performed for the Company. Therefore, as incentive for Contractor to enter into this Agreement, and as partial consideration for Contractor performing the duties pursuant to Exhibit C attached hereto, upon the execution of this Agreement by authorized signatories, the Company shall issue to Contractor, subject to shareholder


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approval  of an  increase  in the current  size of the  Company's  option  pool, options to purchase Five Hundred Thousand (500,000) shares of the Company's common stock at a strike price equal to twelve cents ($0.12) (the "Sher Inducement Options"). The Sher Inducement Options shall be subject to and governed by the same provisions as are currently in place for the qualified options plan of the Company. Contractor represents and warrants that he is an "accredited investor" as defined in Regulation D under the Securities Act of 1933 (the "Securities Act) and that the Sher Inducement Options are being acquired for investment purposes and not with a view to further distribution. Contractor agrees that the Sher Inducement Options will contain customary legends and will not be transferred other than in compliance with the Securities Act in transactions not required to be registered with the Securities and Exchange Commission.

               (c) MONTHLY RETAINER; SUCCESS OPTIONS. Commencing with the Effective Date of this Agreement and continuing for the duration of the Initial Term, Company agrees to pay Contractor a monthly retainer in the amount of Seven Thousand Five Hundred Dollars ($7,500) (the "Monthly Retainer") for services to be performed, as described in further detail in Exhibit C hereof. Additionally, Contractor shall be compensated for the "success" of the Company, including Altnet. "Success" of the Company is defined as the signing of at least four (4) strategic partnership deals during the Initial Term due to Contractor's efforts as unanimously determined by the Compensation Committee of the Company's Board of Directors (the "Comp Committee") in their sole discretion. If Success is achieved, Contractor shall be issued, subject to shareholder approval of an increase in the current size of the Company's option pool, an additional Five Hundred Thousand (500,000) options to purchase shares of the Company's common stock at a strike price equal to twelve cents ($0.12) (the "Sher Success Options"). The Sher Success Options shall also be subject to and governed by the same provisions as are currently in place for the qualified options plan of the Company, and Contractor represents and warrants that the Sher Success Options are being acquired for investment purposes and not with a view to further distribution and the Sher Success Options will also contain customary legends and will not be transferred other than in compliance with the Securities Act in transactions not required to be registered with the Securities and Exchange Commission. Notwithstanding the foregoing, to the extent that Contractor achieves less than one hundred percent (100%) Success as defined above, the number of Sher Success Options shall be reduced by a percentage, the numerator of which shall be the difference between the actual number of deals signed by the Comp Committee and four (4) and the denominator which shall be four (4). By way of example only, if Contractor has Success with three strategic deals, Contractor shall receive seventy-five percent (75%) of the full Sher Success Options, or Three Hundred Seventy-five Thousand (375,000) options upon the same terms and conditions as the full Sher Success Options.

               (d) INVESTMENT COMPENSATION. To the extent that, through the direct efforts of Contractor (including but not limited to introductions to individuals, venture capitalists and/or companies), a capital investment is made in either the Company or any of its subsidiaries by a Person initially introduced to the Company by Contractor other than by a director, officer or 5% or greater shareholder or any of their affiliates, Contractor shall receive, upon the funding of such investment, the following cash compensation calculated as a percentage of the amounts invested:


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                    (i)   up to the 1st $1.0 million: 6%;
                    (ii)  between $1.001 million and $2.0 million: 5%;
                    (iii) between $2.001 million and $3.0 million: 4%; and
                    (iv)  all amounts above $3.0 million: 3%.

                    By way of example, if the direct efforts of Contractor lead to a $2.5 million investment, the cash compensation would be: $130,000 ($60,000 on the 1st million (6%); $50,000 on the 2nd million (5%); and $20,000 (4%) on the remaining $500,000).

               (e) Company shall also reimburse Contractor for all pre-approved travel and business-related expenses, said expenses to be invoiced to the Company. Contractor agrees to provide the Company with receipts for all pre-approved expenses. Within fifteen (15) days of receipt of the above, Company shall reimburse Contractor for his documented, pre-approved expenses.

               (f) Both parties acknowledge that Contractor is not an employee for state or federal tax purposes. Therefore, Contractor is solely responsible for any and all federal, state and local taxes, and insurance applicable to the business of Contractor and shall indemnify the Company and hold the Company harmless for any such failure to pay any and all applicable taxes or obtain and maintain requisite insurance, including, but not limited to, comprehensive and business liability and worker's compensation coverage for Contractor and any assistants and employees of Contractor.

          3.   INDEPENDENT CONTRACTOR STATUS; WORK FOR HIRE.

               (a) Contractor and Company agree and recognize that Contractor is not, and shall not be deemed an employee, agent, or joint venture partner of Company, but is an Independent Contractor. Nothing in this agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company and Contractor. Contractor shall not be entitled to participate in any employee benefit plans provided by the Company, including without limitation, vacation and sick pay.

               (b) Without limiting the generality of any other provision of this Agreement, Contractor specifically acknowledges and agrees that all work product resulting from Contractor's engagement pursuant to this Agreement are for the benefit of and are the sole and exclusive property of the Company, it successors and assigns and constitute "work for hire" under Section 201 of Title 17 of the United States Code. If such work product(s) are not legally capable of being considered as "work for hire", then, in such event, Contractor hereby irrevocably grants, transfers and assigns to the Company in perpetuity all right, title and interest, including without limitation, copyright, and all extensions and renewals thereof, Contractor may have in or to such work product.

          4. CONFIDENTIALITY. Subject to the limitations set forth in Section 8, below:


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               (a)  Contractor  shall  not,  at any time from and after the date hereof and throughout perpetuity, directly or indirectly, disclose, reveal or permit access to all or any portion of the Confidential Information, or any tangible expressions or embodiments thereof (including any facilities, apparatus or equipment which embody or employ all or any portion of the Confidential Information), to any Person without the written consent of the Company, except to Persons designated or employed by the Company.

               (b) Without the prior written consent of the Company, Contractor shall not, directly or indirectly, use or exploit the Confidential Information at any time from and after the date hereof and throughout perpetuity for any purpose other than in connection with his engagement duties and obligations to the Company, and any gain or profit of any kind or nature obtained or derived by Contractor or to which Contractor may become entitled, directly or indirectly, at any time as a result of the disclosure of use of all or any part of the Confidential Information in violation of the provisions of this Agreement, shall be held in trust by Contractor for the express benefit of the Company and shall be remitted thereby to the Company on demand.

               (c)  Contractor   acknowledges   and  agrees  that  the  uses  of
Confidential Information specifically prohibited hereunder include, without limitation, the following:

                    (i) Using any Confidential Information to induce or attempt to induce any Person, who is either a customer of the Company or who was being actively solicited by the Company at any time during which Contractor is or was engaged by the Company, to cease doing business or not to commence doing business in whole or in part with the Company; or

                    (ii) Using any Confidential Information to solicit or assist in the solicitation of the business of any customer for any products or services competing with those products and services offered and sold by the Company at any time during which Contractor is engaged by the Company.

          5. DISCLOSURES AND ASSIGNMENT OF RIGHTS. Subject to the limitations set forth in Sections 1(a), above, and 8, below:

               (a) Contractor shall disclose in writing to the Company full and complete details respecting any Confidential Information devised, developed, designed or discovered by Contractor while engaged by the Company. Such disclosure shall be made promptly upon such development, design or discovery, and shall be disclosed in writing pursuant to the form attached as Exhibit "A" to this Agreement, or such other form as the Company may from time to time provide.

               (b) Contractor agrees to assign and does hereby irrevocably assign to the Company all of his right, title and interest in and to any Confidential Information devised, developed, designed or discovered by him or in which he may otherwise obtain, or has otherwise obtained, any rights, while engaged by the Company and while performing work on behalf of the Company. Contractor agrees to take any actions, including the execution of documents or instruments, which the Company may reasonably require to effect the Contractor's assignment of


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rights  pursuant to this Paragraph 5(b), and Contractor  hereby  constitutes and appoints, with full power of substitution and resubstitution, the President of the Company as his attorney-in-fact to execute and deliver any documents or instruments which Contractor is obligated to execute and deliver pursuant to this Paragraph 5(b).

               (c) Contractor shall promptly notify the Company of any patent relating to any portion of the Confidential Information which is applied for by, or issued to, Contractor ("Patent"). Such notice shall be in writing on the form attached as Exhibit "B" to this Agreement, or on such other form as the Company may from time to time provide. Upon the written request of the Company, Contractor shall sell to the Company, and the Company shall purchase from Contractor, all right, title and interest of Contractor in and to any Patent, whether or not Contractor is engaged by the Company at the time the Patent is issued. The purchase price for any Patent shall be one dollar ($1.00), and shall be paid by the Company at the time it makes the written request to purchase the Patent. Contractor agrees to execute any and all documents and instruments necessary to evidence and affect the transfer to the Company of all right, title and interest of Contractor in and to the Patent.

               (d) At the request and expense of the Company, Contractor shall assist the Company in applying for and obtaining both domestic and foreign patents, or copyrights, as the case may be, on all Confidential Information that the Company deems to be patentable or copyrightable devised, developed, designed or discovered by Contractor or in which he may otherwise obtain, or has otherwise obtained, any rights, while engaged by the Company, and Contractor shall execute at any time or times any and all documents and perform all acts reasonably requested by the Company which the Company deems to be necessary or desirable in order to obtain such patents or copyrights or otherwise to vest in the Company full and exclusive title and interest in and to all such Confidential Information, to protect the same against infringement by others and otherwise to aid the Company in connection with any continuations, renewals or reissues of any patents or copyrights, or in the conduct of any proceedings or litigation in regard thereto. All expenses of procuring any patent or copyright shall be born by the Company.

          6.   CERTAIN INVENTIONS OF CONTRACTOR.

               Notwithstanding  anything  to the  contrary  herein,  pursuant to
Section 2870 of the California Labor Code, this Agreement does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Contractor's own time, and (i) which does not relate at the time of conception or reduction to practice of the invention either to the business of the Company or to the Company's actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by Contractor for the Company.

          7.   COVENANT NOT TO SOLICIT.

               Contractor covenants and agrees that for so long as he is engaged by the Company and for one year thereafter, Contractor shall not hire, solicit or cause to be solicited for engagement


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by  Contractor  or by any third party,  any person who is as of the date of such solicitation or who was within the 12-month period prior to the date of such solicitation an employee of the Company or any subsidiary or affiliate of the Company.

          8.   BUSINESS OPPORTUNITIES EXCLUSIONS.

               Contractor has advised Company and Company is aware that Contractor is currently providing advice to other individuals and entities including, without limitation, SSP Solutions, PNG, Cash Technologies, Argoquest and its portfolio companies, Infinity Investments and its portfolio companies, Slingshot Ventures and its portfolio companies, the current operations of each of which shall not be deemed to be competitive with the Company or any of its affiliates.

          9.   NOTICES.

               Any notice to the Company required or permitted hereunder shall be given in writing to the Company, either by personal service, or by registered or certified mail, postage prepaid, duly addressed to the President of the Company at its then principal place of business. Any such notice to the Contractor shall be given in a like manner, at the following address:

               Mr. Abe Sher
               1831 Colorado Avenue
               Santa Monica, CA 90404

For the purpose of determining compliance with any time limit herein, a notice, if sent by mail, shall be deemed given on the date it is so deposited in the United States mail.

          10.  MISCELLANEOUS PROVISIONS.

               (a) INDEMNIFICATION. Company agrees to indemnify Contractor as follows:

                    (i) Company agrees to indemnify, defend, and hold Contractor harmless from any claims, losses, liabilities, causes of action and costs (including reasonable attorney's fees) arising from, or on account of any representation made by the Company to Contractor regarding the Company's products, services, or business practices, upon which Contractor relies and, in the performance of his duties hereunder, represents to others; provided, however, that the Contractor shall promptly notify Company of any such claim and shall provide Company the opportunity to control the defense and negotiations for the settlement and/or compromise of such claim at Company's exclusive cost. The indemnity set forth above shall be in addition to any other rights of indemnity which Contractor may have in any other capacity with respect to Company, including as a member of the Board of Directors.


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                    (b)  REPRESENTATIONS AND WARRANTIES. Contractor warrants and represents that Contractor is free and available to enter this Agreement and perform the services herein and that permission of no other party is required to perform such services.

                    (c) SUCCESSORS AND ASSIGNS. This Agreement shall be binding on the parties hereto and their respective successors and assigns. The parties' respective duties, obligations, rights and privileges hereunder may not be delegated or assigned in any manner, except as provided below. The benefits hereunder with respect to the rights of the Company may be assigned by the Company to any other corporation or other business entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the assets of the Company.

                    (d) SEVERABILITY. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction such provision shall be deemed amended to conform to the applicable laws of such jurisdiction so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken, but the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the remainder of this Agreement shall remain in full force and effect.

                    (e)  CONTROLLING   LAW.  All  of  the   provisions  of  this
Agreement shall be construed in accordance with the laws of the State of California as applied to residents of that State entering into contracts to be performed solely within such state. Contractor consents to the exclusive jurisdiction of any state or federal court empowered to enforce this Agreement located in Los Angeles County, California, and waives any objection thereto on the basis of personal jurisdiction or venue.

                    (f) WAIVER. Waiver by either of the parties of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereof.

                    (g) SURVIVAL OF CONTRACTOR'S OBLIGATIONS. The obligations of Contractor hereunder shall survive the termination of Contractor's engagement with the Company and the termination of this Agreement regardless of the reason or cause for such termination.


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                    (h)  ENTIRE AGREEMENT.  This instrument  contains the entire agreement of the parties with respect to the subject matter hereto and into which all prior agreements and negotiations, whether written or oral, are merged.

     IN WITNESS WHEREOF, the parties hereto have entered into and executed this Agreement as of the date first above written.

                                         "COMPANY"

                                         Brilliant Digital Entertainment, Inc.


                                         By:      /S/ KEVIN BERMEISTER
                                                  ----------------------------
                                                  Kevin Bermeister
                                         Its:     Chief Executive Officer


                                         "CONTRACTOR"


                                         /S/ ABE SHER
                                         -------------------------------------
                                         Abe Sher


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                                    EXHIBIT A
                               NOTICE OF DISCOVERY


     Pursuant to Paragraph 5(a) of that certain Contractor, Confidential Information and Non-Solicitation Agreement (the "Agreement") between Brilliant Digital Entertainment, Inc. (the "Company") and myself, I hereby disclose full and complete details of the following Confidential Information (as defined in Paragraph 1(a) of the Agreement) (I have attached additional sheets if the space provided herein is insufficient):






















     I agree to provide such further information regarding such Confidential Information as may be requested by the Company.



         Name:  Abe Sher




         Date: _____________________________


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                                    EXHIBIT B
                                NOTICE OF PATENT



     Pursuant to Paragraph 5(c) of that certain Contractor, Confidential Information and Non-Solicitation Agreement (the "Agreement") between Brilliant Digital Entertainment, Inc. (the "Company") and myself, I hereby notify the Company that I have applied for or obtained the following described Patent (as defined in Paragraph 5(c) of the Agreement):

         (i)   Patent No.:

         (ii)  Date of Issuance:

         (iii) General Description of Subject Matter of Patent:















     I agree to provide such further information regarding such Patent as may be requested by the Company.




         Name: Abe Sher




         Date: __________________________


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                                    EXHIBIT C

                               CONTRACTOR'S DUTIES

     In  executing  Contractor's  responsibilities  hereunder,  Contractor  will consult  with and  report to the  Company's  Designated  Representative  ("CDR")
identified PRO TEM as Kevin Bermeister. Contractor shall submit periodic reports, containing a summary of Contractor's activities, analyses, and recommendations (including, in the case of recommendations, cost estimates for implementing such recommendations).

     THE SCOPE OF CONTRACTOR'S DUTIES: Contractor shall be engaged as an advisor to the Company. In his capacity as an advisor, Consultant shall advise the sales force and business development team, provide strategic financial, marketing and managerial advise, introduce corporate alliance partners, and interface with multiple external sales forces with the main intent of promoting, marketing, and exploiting the Company's private peer-to-peer network currently known as "Altnet". Secondarily, Contractor shall provide services necessary to exploit the Company's (1) Brilliant Banner ad strategy, and (2) b3d software authoring tools known as b3d STUDIO and STUDIO PRO. Specifically, Contractor shall assist Company with the following:

               i. developing business relationships and achieving strategic sales relationships for Altnet services primarily focused on leveraging Altnet's technologies to generate money saving enterprise and entertainment based retail solutions for distributed network, processing and storage services;

               ii. work directly with senior management of the Company. Such work shall include assisting the Company with the development of the necessary business plans, strategic directions, documentation, promotional and support materials for presentations and follow-up communications related to the commercial applications of Altnet's technologies;

               iii. developing relationships with ASOs to promote the acceptance of Brilliant Banner ad serving technology and achieve sales of Brilliant Banner Campaigns. By way of example only, and not of limitation, some of the ASOs currently identified by the Company include: DoubleClick; Advertising.com; 24/7 Real Media; Interep Interactive; 411 Web; and Premium Networks; and

               iv. identifying third party developers which are potential licensees of b3d STUDIO and b3d STUDIO PRO and actively market and close licensing transactions of these software tools to such potential licensees.


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